                                                                     Exhibit 8.1



                                  June 24, 2005

American Express Receivables Financing
  Corporation V LLC
200 Vesey Street
New York, New York 10285

Re:      American Express Issuance Trust
         Amendment No. 1 to the Registration Statement on Form S-3
         ---------------------------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel for American Express Receivables Financing Corporation V LLC ("RFC V") in connection with the preparation of Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of notes (the "Notes") representing obligations of the American Express Issuance Trust (the "Trust"). The Notes are to be issued pursuant to an Indenture, as supplemented by a specified Indenture Supplement, in each case between the Trust and The Bank of New York, as indenture trustee.

         We hereby confirm that the statements set forth in the prospectus relating to the Notes (the "Prospectus") forming a part of the Registration Statement under the headings "Prospectus Summary-Tax Status" and "Federal Income Tax Consequences," to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects and we hereby confirm the opinions set forth under such headings. As more fully described in the immediately succeeding paragraph, there can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

         This opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series, Class or Tranche of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series, Classes and Tranches of Notes with numerous different characteristics, the particular characteristics of each Series, Class or Tranche of Notes must be considered in determining the applicability of this opinion to a particular Series, Class or Tranche of Notes.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Orrick, Herrington & Sutcliffe LLP under the captions "Legal Matters" and "Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not admit that we are "experts," within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                       Very truly yours,

                                       /s/ Orrick, Herrington & Sutcliffe LLP

                                       ORRICK, HERRINGTON & SUTCLIFFE LLP












                                       2